As filed with the Securities and Exchange Commission on June 10, 2015

Registration No. 333-204147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIOTIE THERAPIES OYJ

(Exact name of Registrant as specified in Its charter)

Biotie Therapies Corp.

(Translation of Registrant’s name into English)

Republic of Finland	2834	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Joukahaisenkatu 6, FI-20520

Turku, Finland

(+358) 2 274-8900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Biotie Therapies, Inc.

701 Gateway Boulevard — Suite 350

South San Francisco, CA 94080

(650) 244-4850

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard D. Truesdell, Jr. Sophia Hudson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	Steven D. Singer Lisa Firenze Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center, 250 Greenwich Street New York, NY 10007

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(3)
Shares, no nominal value, represented by ADSs(2)	$64,400,000	$7,484

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes ADSs that the underwriters will have an option to purchase from us and the selling shareholder.

(2)	All shares will be represented by American Depositary Shares, or ADSs, with each ADS representing 80 shares. ADSs issuable upon deposit of the shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 3 to the Company’s Registration Statement on Form F-1 is to amend the exhibit index, to submit Exhibit 5.1 and to update a reference to the Form of Underwriting Agreement in Item 6 of Part II. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II, including the signature pages and the exhibit index, and the exhibit filed herewith. This Amendment No. 3 does not contain a copy of the preliminary prospectus that was included in Amendment No. 2 to the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Our articles of association contain no provisions under which any member of our board of directors or senior management team is indemnified in any manner against any liability which he may incur in his capacity as such. Article 12 of our articles of association, however, provides, amongst other matters, that in the annual general meeting of shareholders “…the granting of discharge from liability of the members of the board of directors and the Managing Director” shall be resolved. We intend to enter into indemnification agreements with our directors and President and CEO and members of the senior management team upon consummation of this offering that give them the right, to the fullest extent permitted by law, to recover from us amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties. However, there is generally no entitlement to indemnification for acts or omissions that amount to willful, intentionally reckless or seriously culpable conduct to indemnify them against expenses and liabilities to the fullest extent permitted by law. In addition to such indemnification, we provide our senior management team members and directors with directors’ and officers’ liability insurance.

At present, there is no pending material litigation or proceeding involving our directors or senior management team members where indemnification will be required or permitted. In addition, we are not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to supervisory directors, managing directors or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Section 10 of the Form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement which sets forth the registrant’s and the underwriters respective agreements to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding share capital (including free shares) issued by us since January 1, 2012 that were not registered under the Securities Act.

Since January 1, 2012, we issued an aggregate of 70,885,316 shares. 5,769,035 of these shares were issued as treasury shares to us without consideration for the purposes of being delivered to employees entitled to them pursuant to the terms and conditions of the stock option plan 2011 and the equity incentive plan 2011, of which 4,898,535 shares have been delivered as of March 31, 2015. 65,116,281 of these shares were issued in September 2012 in a private placement to certain institutional investors and to H. Lundbeck A/S, or Lundbeck, in connection with an amendment of the license agreement between us and Lundbeck. Lundbeck was subject to a lock-up period of 18 months under the terms of the issuance. There were no non-cash consideration, discounts, special terms or installment payments in our past issuance of shares. There were no change in voting rights attached to our shares from December 31, 2011 to December 31, 2014.

Date(1)	Subscription price (€)		Number of shares issued
January 8, 2014	N/A	(2)	3,321,660
December 23, 2014(3)	N/A	(2)	2,447,375
September 7, 2012	0.43		46,511,630
September 7, 2012	0.54		18,604,651

(1)	Date refers to the date of registration in the Trade Register maintained by the Finnish National Board of Patents and Registration.

(2)	Treasury shares were issued to us without consideration for the purposes of being delivered to employees entitled to them pursuant to the terms and conditions of the stock option plan 2011 and the equity incentive plan 2011.

(3)	2,511,599 treasury shares were cancelled on the same day.

Since January 1, 2013, we have granted an aggregate of 5,896,500 options to our employees under our share-based incentive schemes, of which none have been exercised and 647,500 have been forfeited as of December 31, 2014.

Grant date	Tranche	Exercise price (€)	Number of options
February 25, 2013	2011B	0.01	200,000
April 18, 2013	2011C	0.01	2,267,000
January 10, 2014	2014A	0.01	468,125
January 10, 2014	2014B	0.01	1,404,375
January 9, 2015	2014C	0.01	389,250
January 9, 2015	2014D	0.01	1,167,750

Since January 1, 2013, on January 10, 2014 we have granted aggregate of 1,440,000 senior management option units to our employees under our share based payment schemes, which could lead to a maximum of 4,320,000 options being granted, with an exercise price of €0.01, dependent on the achievement of specified market based performance criteria. None of these have vested and none have been forfeited as of December 31, 2014.

Since January 1, 2013, we have granted an aggregate of 6,293,750 share units to our employees under our share-based incentive schemes, of which none have vested and 1,540,000 have been forfeited as of March 31, 2015.

Grant date	Tranche	Exercise price USD equivalent of (€)	Number of options
January 2, 2013	2011C	—	1,482,500
September 12, 2013	2011B	—	150,000
January 10, 2014	2014A	0.01	622,812
January 10, 2014	2014B	0.01	1,868,438
January 9, 2015	2014C	0.01	542,500
January 9, 2015	2014D	0.01	1,627,500

Since January 1, 2013, we have granted aggregate of 840,000 senior management share units to our employees under our share based payment schemes, which could lead to a maximum of 2,520,000 share units being granted, which an exercise price of the USD equivalent of €0.01, dependent on the achievement of specific market based performance criteria. None of these have vested and none have been forfeited as of December 31, 2014.

Pursuant to certain agreements entered into between us and the other parties identified therein in April and May 2015, certain investors and existing shareholders subscribed for €33.1 million aggregate principal amount of our convertible promissory notes, convertible into our shares, and received warrants exercisable for our shares. An aggregate of 220,400,001 warrants were issued to the subscribers.

None of the above described transactions involved any underwriters, underwriting discounts or commissions, or any public offering, except for the Convertible Notes Financings in connection with which we paid a placement fee of $2.3 million. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration under (a) Section 4(a)(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2), (b) Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) Rule 701 promulgated under the Securities Act for certain offers and sales pursuant to certain compensatory benefit plans.

Item 8.	Exhibits

(a) The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement.**

3.1	English translation of Articles of Association of Biotie Therapies Corp.**

4.1	Form of Deposit Agreement (incorporated by reference to our Registration Statement on Form F-6 (File No. 333-204707) filed with the SEC on June 4, 2015).**

4.2	Form of Certificate evidencing ADSs (included in Exhibit 4.1).**

4.3	Form of Terms and Conditions of the Convertible Promissory Notes.**

4.4	Form of Terms and Conditions of the Warrants.**

5.1	Opinion of Hannes Snellman Attorneys Ltd, Finnish counsel of Biotie Therapies Oyj, as to the validity of the Shares.

8.1	Opinion of Hannes Snellman Attorneys Ltd, Finnish counsel of Biotie Therapies Oyj, as to certain matters of Finnish tax law.**

10.1	Biotie Therapies Corp. Equity Incentive Plan 2011.**

10.2	Biotie Therapies Corp. Stock Option Plan 2011.**

10.3	Biotie Therapies Corp. Equity Incentive Plan 2014.**

10.4	Biotie Therapies Corp. Stock Option Plan 2014.**

10.5	License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated May 23, 2007.**†

10.6	First Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated January 2, 2008.**†

10.7	Second Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated March 12, 2009.**†

10.8	Third Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated April 3, 2009.**†

10.9	Fourth Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated July 14, 2010.**†

10.10	Fifth Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated October 25, 2010.**

10.11	Sixth Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated September 6, 2012.**†

10.12	Termination and Transition Agreement among Biotie Therapies, Inc., Biotie Therapies AG and UCB Biopharma S.P.R.L., dated August 22, 2014.**†

10.13	Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated December 10, 2008.**†

10.14	First Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated January 14, 2009.**

10.15	Second Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated October 20, 2009.**†

10.16	Third Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated May 7, 2010.**†

10.17	Fourth Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Biotie Therapies, Inc. and Biotie Therapies AG, dated September 11, 2012.**†

10.18	Letter Exercising the Tier 2 and Tier 3 Field Expansion Option under the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Biotie Therapies, Inc. and Biotie Therapies AG, dated February 28, 2013.**†

10.19	License and Commercialization Agreement by and between Medarex, Inc., Genpharm International, Inc. and Biotie Therapies Corp., dated November 21, 2006.**†

10.20	Amendment No. 1 to the License and Commercialization Agreement by and between Medarex, Inc., Genpharm International, Inc. and Biotie Therapies Corp., dated June 13, 2007.**†

10.21	Letter Agreement between Medarex, Inc. and Biotie Therapies Corp., dated February 5, 2014.**†

10.22	English summary of Finnish language Research and Development Loan Agreements by and between the Finnish Funding Agency for Technology and Innovation and Biotie Therapies Corp.**

10.23	English summary of Finnish language Capital Loan Agreements by and between the Finnish Funding Agency for Technology and Innovation and Biotie Therapies Corp.**

10.24	Office Lease Agreement by and between DWF III Gateway, LLC and Biotie Therapies, Inc., dated August 20, 2013.**

10.25	English summary of Finnish language Lease Agreement by and between Elo Mutual Pension Insurance Company and Biotie Therapies Corp., dated June 27, 2013, as amended by the Clarification Agreement between the parties, dated October 24, 2013.**

10.26	Subscription Agreement concerning subscription of convertible promissory notes and warrants in Biotie Therapies Corp. between Biotie Therapies Corp. and the subscribers party thereto, dated April 23, 2015.**

10.27	Form of Subscription Undertakings concerning subscription of convertible promissory notes and warrants in Biotie Therapies Corp. between Biotie Therapies Corp. and the subscribers party thereto.**

10.28	Registration Rights Agreement among Biotie Therapies Corp. and the investors party thereto, dated May 28, 2015.**

21.1	List of subsidiaries.**

23.1	Consent of PricewaterhouseCoopers Oy.**

23.2	Consent of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj (included in Exhibit 5.1).

23.3	Consent of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj (included in Exhibit 8.1).**

24.1	Powers of attorney (included on signature page to the registration statement).**

24.2	Powers of attorney of Don M. Bailey and Mahendra G. Shah.**

**	Previously filed.
†	Confidential treatment requested as to portions of the Exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules:

None.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Turku, Finland on June 10, 2015.

BIOTIE THERAPIES OYJ

By:	/s/ Timo Veromaa
	Name:	Timo Veromaa
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 10, 2015 in the capacities indicated:

Name	Title
/s/ Timo Veromaa	President and Chief Executive Officer (principal executive officer)
Timo Veromaa

/s/ David Cook	Chief Financial Officer (principal financial officer and principal accounting officer)
David Cook

*	Chairman of the Board
William M. Burns

*	Director
Don M. Bailey

*	Director
Merja Karhapää

*	Director
Bernd Kastler

*	Director
Ismail Kola

*	Director
Guido Magni

*	Director
Mahendra G. Shah

*	Authorized Representative in the United States
Colleen A. De Vries SVP of National Corporate Research, Ltd

* By:	/s/ Timo Veromaa
Timo Veromaa, as Attorney-in-Fact

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement.**

3.1	English translation of Articles of Association of Biotie Therapies Corp.**

4.1	Form of Deposit Agreement (incorporated by reference to our Registration Statement on Form F-6 (File No. 333-204707) filed with the SEC on June 4, 2015).**

4.2	Form of Certificate of ADSs of Biotie Therapies Oyj (included in Exhibit 4.1).**

4.3	Form of Terms and Conditions of the Convertible Promissory Notes.**

4.4	Form of Terms and Conditions of the Warrants.**

5.1	Opinion of Hannes Snellman Attorneys Ltd, Finnish counsel of Biotie Therapies Oyj, as to the validity of the Shares.

8.1	Opinion of Hannes Snellman Attorneys Ltd, Finnish counsel of Biotie Therapies Oyj, as to certain matters of Finnish tax law.**

10.1	Biotie Therapies Corp. Equity Incentive Plan 2011.**

10.2	Biotie Therapies Corp. Stock Option Plan 2011.**

10.3	Biotie Therapies Corp. Equity Incentive Plan 2014.**

10.4	Biotie Therapies Corp. Stock Option Plan 2014.**

10.5	License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated May 23, 2007.**†

10.6	First Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated January 2, 2008.**†

10.7	Second Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated March 12, 2009.**†

10.8	Third Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated April 3, 2009.**†

10.9	Fourth Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated July 14, 2010.**†

10.10	Fifth Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated October 25, 2010.**

10.11	Sixth Amendment to the License and Commercialisation Agreement between Biotie Therapies Corp. and H. Lundbeck A/S, dated September 6, 2012.**†

10.12	Termination and Transition Agreement among Biotie Therapies, Inc., Biotie Therapies AG and UCB Biopharma S.P.R.L., dated August 22, 2014.**†

10.13	Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated December 10, 2008.**†

10.14	First Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated January 14, 2009.**

10.15	Second Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated October 20, 2009.**†

10.16	Third Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Synosia Therapeutics, Inc. and Synosia Therapeutics AG, dated May 7, 2010.**†

10.17	Fourth Letter Agreement to the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Biotie Therapies, Inc. and Biotie Therapies AG, dated September 11, 2012.**†

10.18	Letter Exercising the Tier 2 and Tier 3 Field Expansion Option under the Amended and Restated License Agreement among Roche Palo Alto LLC, Hoffman-La Roche Inc., F.Hoffman-La Roche Ltd, Biotie Therapies, Inc. and Biotie Therapies AG, dated February 28, 2013.**†

10.19	License and Commercialization Agreement by and between Medarex, Inc., Genpharm International, Inc. and Biotie Therapies Corp., dated November 21, 2006.**†

10.20	Amendment No. 1 to the License and Commercialization Agreement by and between Medarex, Inc., Genpharm International, Inc. and Biotie Therapies Corp., dated June 13, 2007.**†

10.21	Letter Agreement between Medarex, Inc. and Biotie Therapies Corp., dated February 5, 2014.**†

10.22	English summary of Finnish language Research and Development Loan Agreements by and between the Finnish Funding Agency for Technology and Innovation and Biotie Therapies Corp.**

10.23	English summary of Finnish language Capital Loan Agreements by and between the Finnish Funding Agency for Technology and Innovation and Biotie Therapies Corp.**

10.24	Office Lease Agreement by and between DWF III Gateway, LLC and Biotie Therapies, Inc., dated August 20, 2013.**

10.25	English summary of Finnish language Lease Agreement by and between Elo Mutual Pension Insurance Company and Biotie Therapies Corp., dated June 27, 2013, as amended by the Clarification Agreement between the parties, dated October 24, 2013.**

10.26	Subscription Agreement concerning subscription of convertible promissory notes and warrants in Biotie Therapies Corp. between Biotie Therapies Corp. and the subscribers party thereto, dated April 23, 2015.**

10.27	Form of Subscription Undertakings concerning subscription of convertible promissory notes and warrants in Biotie Therapies Corp. between Biotie Therapies Corp. and the subscribers party thereto.**

10.28	Registration Rights Agreement among Biotie Therapies Corp. and the investors party thereto, dated May 28, 2015.**

21.1	List of subsidiaries.**

23.1	Consent of PricewaterhouseCoopers Oy.**

23.2	Consent of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj (included in Exhibit 5.1).

23.3	Consent of Hannes Snellman Attorneys Ltd, Finnish counsel to Biotie Therapies Oyj (included in Exhibit 8.1).**

24.1	Powers of attorney (included on signature page to the registration statement).**

24.2	Powers of attorney of Don M. Bailey and Mahendra G. Shah.**

**	Previously filed.
†	Confidential treatment requested as to portions of the Exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.